UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2007

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15253 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

15090 Avenue of Science, San Diego, CA 92128

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2007, Accredited Home Lenders Holding Co. (the "Company") announced that it had received a commitment for a $200 million term loan from one or more entities managed by Farallon Capital Management ®, L.L.C. ("Farallon"), as more fully described in a commitment letter between the parties (“Commitment Letter”). The proceeds of the loan will be available for general working capital, the funding of mortgage loans and other corporate needs. The loan will have a five-year term, an interest rate of 13% per year, and will be able to be repaid by the Company at any time over the life of the loan, subject to certain conditions and prepayment fees. The loan will be a secured obligation of the Company and its subsidiaries. In connection with the term loan, the Company will issue Farallon approximately 3.3 million warrants in a private placement, with an exercise price equal to $10 per share. The warrants will expire ten years from their issuance date. Farallon will also receive certain preemptive rights to purchase additional equity securities of the Company and certain registration rights with respect to its equity securities in the Company. The closing of the proposed transaction is subject to completion of definitive documentation, receipt of required third party and governmental consents and licenses, and certain other conditions. The full text of the Commitment Letter is attached hereto as Exhibit 10.1 and the above summary is qualified in its entirety by such text. A copy of the press release announcing this transaction is attached hereto as Exhibit 99.3 and both Exhibit 10.1 and Exhibit 99.3 are hereby incorporated into this item 1.01 by reference.

Section 2 – Financial Information

Item 2.06	Material Impairments.

In a press release dated March 16, 2007, the Company announced that it has determined that changes are required to the amount of goodwill established in its acquisition of Aames Investment Corporation in the fourth quarter of 2006. The previous goodwill estimate was based on the market price of the Company’s common stock as of the closing date of the transaction, which was October 1, 2006. The Company has determined that the goodwill should have been established based on the market price of the Company’s common stock on the announcement date of the transaction of May 25, 2006, resulting in total goodwill of approximately $130 million. Further the Company has determined that the entire amount of goodwill established has been impaired and will be charged-off in the quarter ended December 31, 2006. This goodwill charge-off will not affect the Company’s operations, tangible book equity, cash or liquidity. A copy of the press release announcing this goodwill charge-off is attached hereto as Exhibit 99.1 and is hereby incorporated into this item 2.06 by reference.

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2007, the Company announced that it had received notice from the NASDAQ staff that the Company’s common stock is subject to delisting from The NASDAQ Stock Market.

NASDAQ issued the notice, as required by its Marketplace Rules, in connection with the Company’s failure to file its 2006 Annual Report on Form 10-K prior to expiration of the 12b-25 period on March 16, 2006. NASDAQ Marketplace Rule 4310(c)(14) requires that listed companies provide to NASDAQ, on a timely basis, with all filings required by the SEC. NASDAQ rules permit companies that have received a delisting notification to request a hearing with a NASDAQ Listing Qualifications Panel ("Panel") to appeal the staff’s determination to delist its stock. The Company intends to request a hearing before the Panel to appeal the determination. Until a written notification of the Panel’s decision and/or the expiration of any exception period granted by the Panel, the Company’s stock will continue to be traded on NASDAQ. In the meantime, the Company is working to file its Form 10-K as soon as possible. A copy of the press release announcing this notice of delisting is attached hereto as Exhibit 99.2 and is hereby incorporated into this item 3.01 by reference.

Section 8 – Other Events

Item 8.01	Other Events.

On March 16, 2007, the Company issued a press release captioned “Accredited to Sell Loans in Inventory”. The full text of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this item 8.01 by reference.

On March 19, 2007, the Company issued a press release captioned “Accredited Announces Corporate Developments”. The full text of the Company’s press release is attached hereto as Exhibit 99.2 and is hereby incorporated into this item 8.01 by reference.

On March 20, 2007, the Company issued a press release captioned “Accredited Announces $200 Million Term Loan Commitment”. The full text of the Company’s press release is attached hereto as Exhibit 99.3 and is hereby incorporated into this item 8.01 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits:

(d)	Exhibits:

10.1	Commitment Letter Agreement between Farallon Capital Management L.L.C., Accredited Home Lenders, Inc. and Accredited Mortgage Loan REIT Trust, dated as of March 19, 2007.

99.1	Press Release by Accredited Home Lenders Holding Co., dated March 16, 2007

99.2	Press Release by Accredited Home Lenders Holding Co., dated March 19, 2007

99.3	Press Release by Accredited Home Lenders Holding Co., dated March 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: March 20, 2007	By:	/s/ James A. Konrath
James A. Konrath Chairman of the Board and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Commitment Letter Agreement between Farallon Capital Management L.L.C., Accredited Home Lenders, Inc. and Accredited Mortgage Loan REIT Trust, dated as of March 19, 2007.

Exhibit 99.1	Press release by Accredited Home Lenders Holding Co., dated March 16, 2007

Exhibit 99.2	Press release by Accredited Home Lenders Holding Co., dated March 19, 2007

Exhibit 99.3	Press release by Accredited Home Lenders Holding Co., dated March 20, 2007